BANTA CORPORATION

                            LONG TERM INCENTIVE PLAN



             1. Purposes. The purposes of the Banta Corporation Long Term Incentive Plan (the "Plan") are to attract and retain in the employ of the Company and its subsidiaries persons who will contribute substantially to the long term success of the Company, and to provide incentive to such persons by rewarding them with additional compensation when significant financial objectives related to the Company's strategic plan are achieved. The Plan is designed to promote continuity of management and a long term perspective by those who are primarily responsible for developing and carrying out the long-range plans of the Company and securing its continued growth and financial success.

             2. Definitions. For purposes of the Plan the following terms shall have the meaning set forth in this Section.

             (a) "Base Salary" means the average annual amount paid to a Participant as base compensation during the Performance Period (except as provided in Sections 9 and 10), including any amount of base compensation which would otherwise have been paid but which is deferred pursuant to a written agreement between the Participant and the Company or pursuant to any plan adopted by the Company providing for such deferral.

             (b) "Committee" means the Compensation Committee of the Board of Directors of the Company as from time to time constituted.

             (c) "Participant" means any employee of the Company or a Subsidiary, approved by the Committee, who is participating in the Plan.

             (d) "Performance Period" means a period of three successive calendar years during which performance is measured for purposes of the Plan. The first Performance Period will include the calendar years 1991, 1992 and 1993.

             (e) "Subsidiary" means any corporation in which the Company owns 50% or more of the outstanding stock entitled to vote for directors.

             3. Administration. The Plan is to be administered by the Committee. The Committee will have complete authority, in its discretion, to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary for the administration of the Plan. Any determination made by the Committee pursuant to this Section 3 or otherwise in accordance with the provisions of the Plan will be conclusive.

             4. Amendment and Termination. The Plan may be amended at any time and from time to time in any respect by either the Committee or the Board of Directors of the Company and the Committee or the Board of Directors of the Company may waive, either generally or in particular cases, the application of any provision of the Plan which would result in the forfeiture or reduction of amounts otherwise payable. The Plan may be terminated at any time by the Board of Directors of the Company but no such termination shall be effective with respect to any Performance Period which has been in effect for more than twelve months.

             5. Employees Eligible. Participation in the Plan will be limited to persons in salary grades 24 and above who are corporate or corporate staff officers of the Company or are presidents of a Subsidiary or division of the Company except as may be determined in individual cases by the Committee. Prior to January 31 of each calendar year the Chief Executive Officer of the Company will submit a list of employees eligible for participation in the Plan during the Performance Period which will begin with such calendar year. The Committee will review such list and approve or disapprove the participation of eligible persons. The persons whose participation is approved will be promptly notified of such approval.

             6. Determination of Goals and Awards. Prior to January 31 of each calendar year the Chief Executive Officer of the Company will submit to the Committee for approval recommended financial performance goals applicable to each Participant or group of Participants for the Performance Period beginning with such calendar year. Levels of achievement will be identified for each goal, including minimum achievement, target achievement and maximum achievement and all Participants will be promptly notified of such levels. Once approved, the goals for a Performance Period may not be changed unless the Committee, in its discretion, determines that material unforeseen circumstances have affected the fairness of the goals to such an extent that an upward or downward adjustment is required. Participants affected by any such adjustment will be promptly notified of the adjustment.

             The amount of a Participant's award will range from 12.5% of Base Salary at minimum achievement to 25% at target achievement and 37.5% at maximum achievement in increments approved by the Committee in connection with approval of the goals for the Performance Period.

             7. Payment of Awards. Except for amounts deferred as provided in Section 8, all awards will be paid to Participants in cash within 30 days after the date on which the consolidated financial statements of the Company for the last calendar year in a Performance Period have been reported upon and certified by the Company's independent certified public accountants.

             8. Deferred Payment. A Participant may elect in advance to defer payment of all or any portion of the award otherwise payable to him under the Plan for a Performance Period by giving written notice (in the form specified by the Committee) to the Company providing for such deferral not later than December 31 of the year preceding commencement of the Performance Period; provided, however, that deferrals for the Performance Period beginning in 1991 may be elected by furnishing such notice to the Company not later than February 28, 1991. Any such deferral election shall be irrevocable. All amounts so deferred will be credited, as of the dates otherwise payable, to an account created on the Company's books for the Participant. Amounts standing to a Participant's credit in the account will be paid to the Participant or his designated beneficiary or estate: (I) over a period of not more than fifteen years following termination of the Participant's employment by reason of death, disability or early or normal retirement (as permitted by the Company's retirement plans); and (ii) over a period of not more than three years following termination of a Participant's employment for any other reason, in either case at such times and in such installments as are determined in the sole discretion of the Committee. Until such time as all amounts in the account are paid in full a credit in lieu of interest will be made to the account on December 31 of each year (or on the date of the final installment payment from the account, as the case may be) in an amount equal to interest on the balance from time to time outstanding in the account during such year at a rate equal to the average prime rate of interest less one percentage point. For purposes of this section the "average prime rate of interest" in effect during the preceding calendar year will be computed by multiplying each prime rate of interest in effect at the First Wisconsin National Bank of Milwaukee during such year by the number of days each such rate was so in effect, and by dividing the total number so obtained by the total number of days in the year.

             9. Termination of Employment. In the event a Participant's employment is terminated by reason of death, disability or normal or early retirement (as permitted by the Company's retirement plans), the Participant will be entitled to receive a partial award for any Performance Period in which he was a Participant and during which he was employed for at least 24 months (or such shorter period as shall be determined by the Committee). The "Base Salary" of such a Participant will be determined by dividing his total base compensation (including amounts deferred as provided in Section 2(e)) while employed during the Performance Period by the number of full months he was so employed and multiplying the result by 12. The amount payable to the Participant will be a portion of the award which would otherwise be payable determined by multiplying such award by the fraction obtained by dividing the number of full months the Participant was employed during the Performance Period by
   36. In the event a Participant's employment is terminated during a Performance Period for any reason other than death, disability or normal or early retirement, the Participant will not be entitled to any award for such Performance Period.

             10. Change of Eligibility. With the approval of the Committee, a person who is hired or first promoted to an eligible position during the first two years of a Performance Period may be permitted to receive a partial award for such Performance Period. The "Base Salary" of the Participant and the amount of such partial award will be determined in the same manner as provided in Section 9. If a Participant becomes ineligible to participate in the Plan solely due to assignment to a different position, then the Committee may, in its discretion, permit such Participant to continue to participate in the Plan on such basis as the Committee may determine.

             11. Beneficiary. Upon being notified that he has been approved for participation in the Plan, each Participant must file with the Company a designation of a beneficiary to receive the payments to which he is entitled under the Plan in the event of his death prior to receipt of all of such payments. Any such designation may be revoked and a new beneficiary may be designated at any time by the filing of written notice of such revocation and designation with the Company. If a Participant fails to make such a designation, or if the most recently designated beneficiary predeceases the Participant, payments due under the Plan after the Participant's death will be made to the Participant's estate.

             12. Tax Withholding - Status of Payments. The Company may deduct and withhold from any amounts otherwise payable to a Participant such amount as may be required for the purpose of satisfying the Company's obligation to withhold federal, state or local taxes. No right, benefit or payment under the Plan will be subject to anticipation, sale, assignment, pledge, encumbrances or charge, and any attempt to anticipate, sell, assign, pledge, encumber or charge the same will be void. No right, benefit or payment hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit or payment hereunder, then such right, benefit or payment or any part thereof, will, in the sole discretion of the Committee, cease and determine; and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his beneficiary, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee deems proper. The account created for a Participant under the Plan and amounts credited thereto will not constitute or be treated as a trust fund of any kind. On the contrary, the Company will not be required to set aside any amounts with respect thereto and all amounts at any time credited to such account will be and remain the sole property of the Company. A Participant will have no ownership rights of any nature with respect to amounts credited to his account until such time as such amounts are paid over and transferred to the Participant.